Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement No. 333-237048 on Form N-1A of our report dated June 30, 2020, relating to the financial statement of Polar Capital Emerging Market Stars Fund, one of the funds constituting the Datum One Series Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
September 24, 2020